Exhibit 10.1

February 11, 2018

Brian R. Niccol

Dear Brian:

We are pleased to offer you employment with Chipotle Mexican Grill, Inc. (the “Company”) on the terms and subject to the conditions set forth below.

Start Date

You shall commence employment with the Company on March 5, 2018 (the “Start Date”).  It is expected that you will engage in a total review of the operations and strategy of the Company immediately following your commencement of employment with the Company.

Position; Reporting

Effective as of the Start Date, you shall be appointed to serve as Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”).  In addition, you shall be appointed to the Board effective as of the Start Date.

Base Salary

Your base salary shall be at an annual rate of $1,200,000 (“Base Salary”), payable in accordance with the Company’s payroll practices as in effect from time to time.

Annual Bonus

For the Company’s 2018 fiscal year, you shall be eligible to participate in the Company’s Annual Incentive Plan (the “AIP”) based on performance objectives established by the Compensation Committee of the Board (the “Committee”), with a target bonus opportunity of 150% of Base Salary (“2018 Target Bonus”), which shall be guaranteed for 2018 (without proration), and a maximum bonus opportunity of 225% of Base Salary.  Payment of your annual bonus for the 2018 fiscal year is subject to your continued employment through the date on which AIP bonuses are paid to senior executives of the Company generally.  Any payment under the AIP for the 2018 fiscal year in excess of the 2018 Target Bonus shall be payable in the discretion of the Committee and may be paid in the form of cash or equity awards, at the discretion of the Committee.

For the Company’s fiscal years following 2018, you shall be eligible to participate in the AIP based on performance objectives and bonus opportunities established by the Committee with your input.

Long-Term Incentive Compensation

2018 Annual Grants

On the later of (1) the Start Date and (2) the date on which 2018 annual equity awards are granted to senior executives of the Company generally, you shall be granted (a) an award of performance shares having an aggregate grant date fair market value (as determined by the Committee in accordance with its customary valuation methodology for performance share awards) based on target performance equal to $3,000,000 (the “2018 Performance Share Award”); and (b) a stock-only stock appreciation rights (“SOSAR”) award (the “2018 SOSAR Award”) having an aggregate grant date fair value (as determined by the Committee in accordance with its customary Black-Scholes valuation methodology for SOSARs) of $2,000,000 and an exercise price equal to the Fair Market Value (as defined in the Company’s 2011 Stock Incentive Plan (the “Equity Plan”)) of a share of the Company’s common stock (“Common Stock”) on the date of grant.  The 2018 SOSAR Award and the 2018 Performance Share Award shall have the same terms and conditions as applicable to SOSAR awards and performance share awards, respectively, granted to senior executives of the Company generally in 2018;  provided,  however, that, if your employment is terminated prior to full vesting of the 2018 SOSAR Award either by the Company without Cause (as defined in the Equity Plan) or by you with Good Reason (as defined in the Equity Plan), then the unvested portion of the 2018 SOSAR Award shall fully vest as of the date of such termination of employment.

Inducement Grant

On or as soon as practicable following the Start Date,  you shall be granted a SOSAR award (the “Inducement Award”) having an aggregate grant date fair value (as determined by the Committee in accordance with its customary Black-Scholes valuation methodology for SOSARs) of $4,000,000 and an exercise price equal to 125% of the Fair Market Value of a share of Common Stock on the date of grant.  The Inducement Award shall (1) vest in three equal installments on each of the first three anniversaries of the date of grant, subject to your continued employment through each applicable vesting date,  (2) notwithstanding clause (1), shall fully vest (to the extent unvested) as of the date of your termination of employment if your employment is terminated prior to full vesting either by the Company without Cause or by you with Good Reason, (3) have a maximum term of seven years, and (4) otherwise have terms and conditions (excluding vesting terms and conditions) consistent with SOSAR awards granted to senior executives of the Company generally.

Make-Whole Awards

SOSAR Award

On or about the Start Date,  you shall be granted a SOSAR award (the “Make-Whole SOSAR Award”) having an aggregate grant date fair value (as determined by the Committee in accordance with its customary Black-Scholes valuation methodology for SOSARs) of $9,650,000 and an exercise price of 110% of the Fair Market Value of a share of Common Stock on the date of grant.  The Make-Whole SOSAR Award shall (1) vest in three equal installments on each of the first three anniversaries of the date of grant, subject to your continued

employment through each applicable vesting date,  (2) notwithstanding clause (1), shall fully vest (to the extent unvested) as of the date of your termination of employment if your employment is terminated prior to full vesting either by the Company without Cause or by you with Good Reason, (3) have a maximum term of seven years, and (4) otherwise have terms and conditions (excluding vesting terms and conditions) consistent with SOSAR awards granted to senior executives of the Company generally.

RSU Award

On or as soon as practicable following the Start Date,  you shall be granted an award of restricted stock units (the “Make-Whole RSU Award”) having an aggregate grant date fair market value (as determined by the Committee in accordance with its customary valuation methodology for restricted stock unit awards) of $9,650,000.  The Make-Whole RSU Award shall (1) vest in three equal installments on each of the first three anniversaries of the date of grant, subject to your continued employment through each applicable vesting date, (2) notwithstanding clause (1), shall fully vest as of the date of your termination of employment if your employment is terminated prior to full vesting either by the Company without Cause or by you with Good Reason, and (3) shall otherwise have terms and conditions (excluding vesting terms and conditions) consistent with restricted stock unit awards granted to employees of the Company generally.

Employee Benefits

You shall be eligible for employee benefits on the terms generally provided by the Company from time to time.

Signing Bonus

Within 10 business days following the Start Date, the Company shall pay you a cash signing bonus in an amount equal to $1,000,000 (the “Signing Bonus”).  If, prior to the first anniversary of the Start Date, your employment is terminated by the Company with Cause or by you without Good Reason, then you shall repay the Signing Bonus to the Company within 10 business days after such termination of employment.

Termination of Employment

If, prior to the fifth anniversary of the Start Date, your employment is terminated by the Company without Cause or by you with Good Reason, then, subject to your execution and delivery of a general release of claims in favor of the Company and its affiliates in the Company’s customary form for senior executives (the “Release”) within 45 days following such termination of employment (and your non-revocation of the Release during the time period set forth therein), the Company shall pay you an amount in cash equal to the product of (a) 2.0 and (b) the sum of (i) your then-current Base Salary and (ii) your then-current target bonus opportunity (or, if higher, the amount of the annual bonus paid to you under the AIP for the fiscal year immediately preceding the fiscal year in which such termination of employment occurs) (the “Severance Payment”), which amount shall be paid to you in equal monthly installments during the 24-month period following such termination of employment; provided,  however, that the first such installment shall be paid on the 60th day following the date of such termination of employment and such first installment shall include any portion of the Severance Payment that would have otherwise been payable during the period between such date of termination and such payment date.

Restrictive Covenants

Confidential Information

You agree to hold the Confidential Information (as defined below) in the strictest of confidence and further agree that, during your employment and at all times after your termination of employment for any reason, you shall not, in any capacity, directly or indirectly, use, disclose, publish, or make available to any person or entity any Confidential Information, except as may be necessary on behalf of the Company, on a “need to know” basis, in the ordinary course of your employment with the Company.  Notwithstanding the foregoing, the confidentiality obligations under this paragraph shall not apply to any (1) information that is now in the public domain or subsequently enters the public domain by publication or otherwise through no action or fault of yours; or (2) information required to be disclosed by law or by a government agency or necessary to defend or prosecute a claim brought against you.  For purposes of this letter, “Confidential Information” means the Company’s and its affiliates’ trade secrets and other secret or confidential information, knowledge, or data concerning the Company’s and its affiliates’ businesses, strategies, operations, clients, customers, prospects, financial affairs, organizational and personnel matters, policies, procedures, and other nonpublic matters, or concerning those of third parties.

Noncompetition

You acknowledge that, in the course of your employment with and service to the Company and its affiliates (including their predecessor and any successor entities), you will become familiar with Confidential Information, and that your employment with the Company will be of special, unique, and extraordinary value to the Company and its affiliates.  Therefore, you agree that, during your employment with the Company and for the one-year period commencing on the date on which your employment terminates for any reason, you shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, director, consultant, independent contractor, or otherwise, and whether or not for compensation), or render services, advice, or assistance in any capacity to, a Competing Business (as defined below) anywhere in the continental United States where the Company or any of its affiliates conducts business.  For purposes of this letter, a “Competing Business” means any person, firm, corporation, or other entity, in whatever form, that operates fast-casual, quick-service, or casual dining restaurants (including, but not limited to, multi-unit, multi-market Mexican food, or burrito restaurant concepts offering dine-in, carry-out, catering, and delivery services).  Nothing herein shall prohibit you from being a passive owner of not more than 1% of the outstanding equity interest in any entity that is publicly traded, so long as you have no active participation in the business of such entity.

Nonsolicitation

You agree that, during your employment with the Company and for the two-year period commencing on the date on which your employment terminates for any reason, you shall not

(1) solicit or hire, directly or by assisting others, any individual who is, on the date on which your employment terminates for any reason (or was, during the six-month period prior to such date), employed by the Company or its affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its affiliates, (2) contact or communicate with any employees of the Company or its affiliates for the purpose of inducing other employees to terminate their employment with the Company or its affiliates, or (3) induce or attempt to induce any supplier, licensee, or other business relation of the Company or its affiliates to cease doing business with the Company or its affiliates, or in any way interfere with the relationship between any such supplier, licensee, or business relation, on the one hand, and the Company or its affiliates, on the other hand.

Nondisparagement

You shall not at any time make any written or oral statements, representations, or other communications that disparage the business or reputation of the Company or any of its affiliates or any officer, director, employee, stockholder, agent, or representative of, or consultant to, the Company or any of its affiliates, other than to the extent necessary to respond in an appropriate and truthful manner to any legal process or give appropriate and truthful testimony in a legal or regulatory proceeding.  The Company shall instruct its officers and directors not to make any written or oral statements, representations, or other communications that disparage your reputation, other than to the extent necessary to respond in an appropriate and truthful manner to any legal process or give appropriate and truthful testimony in a legal or regulatory proceeding.  Nothing in this paragraph is intended to (1) prevent either party from conferring in confidence with their respective legal representatives, or (2) prevent either party from responding publicly to incorrect, disparaging, or derogatory public statements to the extent reasonably necessary to correct or refute such statements.

Remedies

You acknowledge and agree that:  (1) the purpose of the restrictive covenants set forth herein is to protect the goodwill and trade secrets and other Confidential Information of the Company; and (2) because of the nature of the business in which the Company and its affiliates are engaged and because of the nature of the trade secrets and other Confidential Information to which you will have access, it would be impractical and excessively difficult to determine the actual damages of the Company if you breached the restrictive covenants set forth herein.  In the event of your breach of this section, the Company shall be entitled to cease payment of the Severance Payment (if any).  In addition to the foregoing remedies and other remedies that may be available, the Company shall be entitled to seek specific performance and other injunctive relief.  If any portion of the covenants set forth in this section is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining covenants shall not be affected thereby.  In the event of any dispute between the parties regarding the interpretation of terms contained in this letter, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.

Whistleblower Rights

Nothing set forth in this section is intended to, and this section shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended).

Legal Expenses

The Company shall reimburse you for the legal fees and expenses incurred by you in connection with the negotiation of this letter, subject to a maximum aggregate reimbursement of $25,000.

Section 409A

This letter is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code.  Any payments that qualify for the “short-term deferral” exception under Treasury Regulations § 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations § 1.409A-1(b)(9)(iii), or any other exception under Section 409A of the Code shall be paid under the applicable exceptions to the greatest extent possible.  Each payment under this letter shall be treated as a separate payment for purposes of Section 409A of the Code.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (1) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (2) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (3) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred.

Notwithstanding any other provision of this letter to the contrary, if you are considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of your termination of employment), any payment that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code that is otherwise due to you under this letter during the six-month period following your “separation from service” (as determined in accordance with Section 409A of the Code) on account of your separation from service shall be accumulated and paid to you on the first business day of the seventh month following your separation from service (the “Delayed Payment Date”).  If you die during the period between the date on which your employment terminates and the Delayed Payment Date, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or 30 days after the date of your death.

Miscellaneous

By accepting this offer, you agree to devote all of your professional time and attention to the duties required by your positions with the Company.  To that end, you represent and warrant to the Company that you are not subject to any obligation, written or oral, containing any noncompetition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with the Company or any of its affiliates.  Notwithstanding the foregoing, you shall be permitted to serve as a member of the board of directors of other companies and organizations; provided that you have secured permission in writing in advance from the Board.  As of the Start Date, the Board approves your service as a member of the board of directors of Harley Davidson, Inc.  You acknowledge and agree that a breach of the foregoing representation and warranty shall constitute Cause.

This letter contains the entire agreement and understanding between you and the Company and its affiliates relating to your employment and there are no other written or oral agreements, understandings, or representations relating to such employment.  Your employment will be “at-will,” and as such, either the Company or you may terminate the employment relationship at any time for any or no reason at all.  This letter does not constitute an employment contract for any specific period of time.  The Company may assign this letter to any parent or direct or indirect subsidiary of the Company, or any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, sale of stock, or otherwise.  Your obligations hereunder are personal to you and may not be assigned by you, except by the laws of descent and distribution.  You hereby agree that, if, on the date on which your employment with the Company terminates, you are a member of the Board or the board of directors of any subsidiary or affiliate of the Company, or hold any other position with the Company or its subsidiaries or affiliates, you shall be deemed to have resigned from all such positions effective as of the date of your termination of employment.  You agree to execute such documents and take such other actions as the Company may request to reflect such resignations.

This letter may not be amended or modified, except by an instrument in writing signed by you and the Company.  This letter shall be governed by, and construed in accordance with, the laws of the State of Colorado without reference to conflict of law rules.  All benefits hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

The offer of employment contained in this letter is contingent on you (1) executing and delivering this letter to the Company by February 11, 2018, (2) notifying your current employer of your resignation of employment on February 12, 2018, and (3) commencing employment with the Company on the Start Date, and shall be null and void ab initio if any such condition is not satisfied.  This offer is also contingent upon proof of employment eligibility in the United States.  Should you accept this offer, as required by law, we must verify your employment eligibility on a Form I-9.  You will be asked on the first day of your employment to provide documentation that establishes your identity and authorizes you to work in the United States.  You will also be required to present your original Social Security Card for payroll and tax purposes.

You and the Committee agree to meet no less than annually to review your compensation.

To accept this offer, please sign below and return this letter to my attention.  Please let me know if you have any questions.  Thank you.

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Please confirm your agreement to the foregoing by executing this letter as indicated below.

Sincerely,

CHIPOTLE MEXICAN GRILL, INC.

By: _/s/ Steve Ells____________________

      Name:  Steve Ells

      Title:    Chief Executive Officer

Acknowledged and Agreed:

_/s/ Brian R. Niccol_______________

Brian R. Niccol

[Signature Page to Offer Letter]